Exhibit 10.50

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (“Agreement”) is made and entered into this 13th day of March 2015 (“Effective Date”) by and between Post Holdings, Inc., Post Foods, LLC and subsidiaries, affiliated and related companies (collectively, the “Company”) and James L. Holbrook (“Executive”) (collectively, “the Parties”).

In consideration of the mutual promises contained in this Agreement, the Parties agree as follows:

1.Termination Date/Transition. Executive and the Company agree that Executive will remain on the job and perform all of Executive’s duties until March 13, 2015 (“Termination Date”). After that date, Executive will no longer be required to report for work or perform further duties and shall be removed from the Company’s payroll.

2.Resignation of Title and Positions. As of the Termination Date, Executive acknowledges that he will resign his position as Executive Vice President, Post Holdings, Inc. and President and CEO, Post Consumer Brands and all other positions that Executive holds with the Company. Executive further acknowledges and agrees to resign from all boards of directors of the Company, effective as of the Termination Date. The Company acknowledges that it shall accept all such resignations.

3.Consideration. In consideration of Executive’s execution and performance of this Agreement, and upon Executive’s Termination Date, the Company agrees to the following:

a.
The Company agrees to provide Executive until the Termination Date with continued salary and benefits at the same level and rate as of the Effective Date of this Agreement. Upon the Termination Date, Executive will be removed from the Company’s payroll;

b.	The Company agrees to pay Executive additional compensation in an amount equal to $1,200,000.00 in one lump sum, cash payment following Executive’s Termination Date;

c.
Upon Executive’s Termination Date, Executive and any covered dependents at the time of the Termination Date shall, upon proper application, be eligible for COBRA healthcare continuation coverage under the Company’s health, dental and vision group health plans. Executive shall be responsible for a portion of the cost of COBRA continuation coverage based on the current cost sharing percentage for active employees under the plans and the Company shall pay the remaining portion for a period of 12 weeks (“Benefit Subsidy Period”) or until such time that Executive retains group health coverage under a subsequent employer plan, whichever is earlier, subject to certain other limits required by law. Following the end of the Benefit Subsidy Period, Executive shall be responsible for all costs associated with COBRA continuation coverage as provided for by the Company’s benefit plans and procedures; and

d.	payment for all accrued but unused vacation time.

The Executive and the Company acknowledge and agree that only the payment identified in Paragraph 3(d) will be considered benefit earnings for applicable benefit plans of the Company. To the extent not specified above, any payments made under this Paragraph 3 will be paid on March 31, 2015 subject to the execution and return of this Agreement and provided that any applicable revocation period has expired. All payments shall be made in accordance with normal employee payroll practices, including withholding and/or deductions for income, social security and Medicare taxes. The Company agrees to reimburse Employee for all reasonable business expenses incurred prior to Executive’s Termination Date subject to Employee’s submission of an expense report and all required documentation.

The Company hereby affirms that the Board of Directors has duly approved and resolved, effective March 9, 2015, to accelerate Executive’s unvested restricted stock units and stock options effective as of Executive’s date of termination.

4.Employment during the Benefit Subsidy Period. Executive and the Company understand and agree that if Executive obtains and begins employment with another company during the Benefit Subsidy Period, Executive must notify the Company within seven (7) days of accepting such position and provide written verification to the Company regarding any applicable waiting period for benefits. Upon eligibility for other group health plan benefits, the Company will immediately terminate its payments under Paragraph 3(c) of this Agreement.

5.Release. The promises and payments contained in Paragraph 3 above are in addition to any wages, bonuses, commissions, reimbursement of expenses, restricted stock units and stock options under the Post Holdings, Inc. Amended and Restated 2012 Long Term Incentive Plan and vesting under any qualified or non-qualified deferred compensation plan to which Executive already is entitled because of Executive’s work for the Company or pursuant to a company benefit plan or approved resolution of the Company’s Board of Directors. Executive agrees to accept the promises and terms in Paragraph 3 above in consideration for the settlement, waiver and release and discharge of any and all claims or actions against the Company as detailed in this paragraph. Unless otherwise specifically provided for in this Agreement, Executive hereby irrevocably and unconditionally releases, acquits and forever discharges the Company and each of the Company’s predecessors, successors, assigns, subsidiaries, divisions, affiliated, related and parent partnerships and corporations and each of its past and present officers, directors, agents, employees, partners and representatives (“Released Parties”) from any and all claims, complaints, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses of any nature whatsoever, known or unknown, suspected or unsuspected, including, but not limited to those that arose as consequence of Executive’s employment by the Company, or arising out of the termination of employment relationship or arising out of any acts committed or omitted during or after the existence of the employment relationship, all up and through and including the date hereof, but including, and not limited to those claims which were, could have been, or could be the subject of an administrative or judicial proceeding filed by Executive or on Executive’s behalf under any federal, state or local law or regulation, including but not limited to actions at common law or equity, in contract or tort, and including, but not limited to, claims for back pay, front pay, wages, bonuses, fringe benefits, any form of discrimination (including but not limited to claims of race, color, sex, handicap/disability, religion, genetic information, national origin, marital status, sexual orientation or preference or age discrimination), claims under Titles 29 and 42 of the United States Code, Title VII of the Civil Rights Act of 1964, as amended, the Family and Medical Leave Act, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1990, as amended, the Occupational Safety and Health Act, the Civil Rights Act of 1866, the Rehabilitation Act of 1973, as amended, the National Labor Relations Act, as amended, the Fair Labor Standards Act, and/or any other federal, state or local wage payment law; the Equal Pay Act, as well as but not limited to any claim, right or cause of action under the Missouri Human Rights Act and all claims for emotional distress, interference with contract, pain and suffering, compensatory and punitive damages, costs, interests, attorney’s fees and expenses, reinstatement or reemployment.

Other than as required by law or under power of subpoena, Executive agrees not to assist, provide information acquired up to the date of this Agreement, aid, or in any way cooperate with anyone seeking to pursue claims against or otherwise litigate or initiate or file any claims or actions against the Released Parties other than claims advanced under the auspices of an Equal Employment Opportunity Commission investigation, hearing or proceeding. Notwithstanding the foregoing, Executive agrees that Executive will not provide any third party with any information, statements or anything else acquired up until the date of this Agreement which would be considered assistance to them in their efforts to pursue claims, whether in tort or in contract or pursuant to any other applicable theory of law or equity.

Notwithstanding the foregoing, the Company and Executive acknowledge that this Section 5 does not waive Executive’s right to bring a claim to enforce the terms of this Agreement.

6.ADEA Waiver. By execution of this Agreement, Executive expressly waives any and all rights to claims under the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621, et seq.: (a) Executive acknowledges that Executive’s waiver of rights or claims refers to rights or claims arising under the Age Discrimination in Employment Act of 1967, is in writing and is understood by Executive; (b) Executive expressly understands that by execution of this document, Executive does not waive any rights or claims that may arise after the date the waiver is executed; (c) Executive acknowledges that the waiver of Executive’s rights or claims arising under the Age Discrimination in Employment Act is in exchange for the consideration outlined in this Agreement which is above and beyond that to which Executive is entitled; (d) Executive acknowledges that the Company expressly advised Executive to consult with an attorney of Executive’s choosing prior to executing this document and that Executive has been given a period of not less than twenty-one (21) days within which to consider this document; and (e) Executive acknowledges that Executive has been advised by the Company that Executive is entitled to revoke (in the event Executive executes this document) Executive’s waiver of rights or claims arising under the Age Discrimination in Employment Act within seven (7) days after executing this document and that said waiver will not and does not become effective or enforceable until the seven (7) day revocation period has expired. This Agreement shall not become effective or enforceable until the revocation period has expired and no payments pursuant to this Agreement shall be made until the 8th day following execution of this Agreement.

7.Revocation Notice. This Agreement may be revoked by Executive by providing written notice of revocation to Diedre Gray, General Counsel, Post Holdings, Inc. within seven (7) days of Executive’s execution of this Agreement. Any revocation must be in writing and delivered by the close of business on the seventh (7th) day from the date that Executive signs the Agreement, addressed to Diedre Gray, General Counsel, 2503 S. Hanley Road, St. Louis, MO 63144.

8.Confidentiality. Executive acknowledges that Executive has held positions of trust and confidence with the Company and that during the course of Executive’s employment, Executive has been exposed to and worked with others in the employ of the Company sharing data, trade secrets, research and development information, technical processes and material which are proprietary in nature, confidential to the Company and not generally available to the public or its competitors and which, if divulged, would be potentially damaging to the Company’s ability to compete in the marketplace. Executive agrees to abide by all confidentiality obligations undertaken while an Executive of the Company and as set forth herein. Executive will maintain such confidential and proprietary information and trade secrets in strict confidence and not disclose such information to any person except as required by law. Executive shall not breach this provision if Executive is subpoenaed and required to disclose information; provided that Executive notifies the Company promptly before any such disclosure is made.

9.Cooperation. Executive agrees that upon reasonable request by the Company, Executive will participate in the investigation, prosecution or defense of any matter involving the Company or any matter that arose during Executive’s employment, provided the Company shall reimburse Executive for any reasonable travel and out-of-pocket expenses incurred in providing such participation at its request, the purpose of which reimbursement is to avoid the cost to Executive and not to influence Executive’s participation.

10.No Admissions of Wrongdoing. This Agreement shall not in any way be construed as an admission by Executive that Executive has acted wrongfully with respect to the Company or any other person, or that the Company has any claims whatsoever against Executive, and Executive specifically disclaims any liability to or wrongful acts against Company, its employees or agents, or any other person. Further, this Agreement shall not in any way be construed as an admission by the Company that it has acted wrongfully with respect to Executive or any other person, or that Executive has any claims whatsoever against the Company, and the Company specifically disclaims any liability to or wrongful acts against Executive or any other person, on the part of itself, its employees or its agents.

11.Return of All Company Property and Information. Upon Executive’s Termination Date, Executive will immediately surrender to the Company, without demand, all originals and all copies of any documents, reports, notes, manuals, memoranda, blueprints, drawings, prototypes, records, photographs, or other items (whether maintained in tangible, documentary form, or in computer memory or other electronic format) in Executive’s possession or under Executive’s control that contain or reflect any confidential or proprietary information or trade secrets. In addition, to the extent not otherwise agreed to by the Company, Executive shall promptly return all Company property, such as files, desktop or laptop computers, software, access cards, cellular phones, personal digital assistants and pagers. Unless specifically authorized in writing, Executive understands that there is no authority to keep and/or retain any confidential or proprietary information or trade secrets, either in original format or any copy, whether as a document or computer file format.

12.Confidential Nature of Agreement. Notwithstanding Paragraph 5 of this Agreement, Executive agrees the terms and provisions of this Agreement and the fact and amount of consideration paid pursuant to this Agreement, shall at all times remain confidential and not be disclosed to anyone not a party to this Agreement, other than (a) to the extent disclosure is required by law, or (b) to Executive’s spouse, or (c) to Executive’s attorneys, accountant or tax advisors who have a need to know in order to render Executive professional advice or service. Executive agrees to ensure said individuals maintain such confidentiality.

13.Non-Solicitation. For a period of one (1) year from Executive’s Termination Date, whether for Executive’s own account or the account of any other person or entity, Executive will not directly or indirectly, interfere with, solicit, employ or otherwise engage, as an employee, independent contractor or otherwise, any person who is a salaried employee of the Company or in any other manner induce or attempt to induce any employee of the Company to terminate his or her employment. In addition, at any time during a period of one (1) year from Executive’s Termination Date, Executive shall not interfere with the Company’s relationship with any person or entity who at any time during the term of the Agreement was a customer, contractor or supplier of the Company.

14.Non-Competition. For a period of two (2) years after the Executive’s Termination Date, Executive agrees that Executive will not work for Kellogg Company, General Mills, Inc. or PepsiCo, Inc. or any of their subsidiaries or affiliates.

15.Non-Disparagement. Executive agrees that Executive shall make no statement, oral or written, which is not truthful or for which Executive lacks a factual basis, and which, by itself, may significantly or substantially damage the reputation of the Company, or any director, officer or employee of the Company. The Company agrees that it shall make no statement, oral or written, which is not truthful, or for which the Company lacks a factual basis, and which may significantly or substantially damage the reputation of Executive.

16.Third Party Representations. This Agreement shall not inure to the benefit of anyone other than Executive and the Company and its successor and assigns and no third party may bring an action to enforce any term hereof and no third party beneficiary rights are created by this Agreement.

17.Divisibility/Severability. In the event any one or more of the provisions contained in this Agreement or any application shall be invalid or unenforceable in any respect, the validity, the legality and enforceability of the remaining provisions of this Agreement and any other application shall not in any way be affected or impaired.

18.Entire Agreement. This Agreement contains all the promises, agreements, conditions, understandings, warranties and representations between the parties hereto with respect to the subject matter thereof, and there are no promises, agreements, conditions, understandings, warranties or representations, oral or written, express or implied, between them with respect to such matters other than as set forth herein. Any and all prior agreements between the parties hereto with respect to such matters are hereby revoked and are deemed null and void. This Agreement is, and is intended by the Parties to be, an integration of any and all prior agreements or understandings, oral or written, with respect to the subject matter hereof.

19.Amendments and Assignments. Any amendment or change to this Agreement shall be reduced to writing and duly executed by the Parties hereto before the same shall become effective. This Agreement may be assigned by the Company. Executive may not assign the performance of Executive’s duties under this Agreement.

20.Headings. The headings and other captions in this Agreement are for convenience and reference only and shall not be used in interpreting, construing or enforcing any portion of this Agreement.

21.Acknowledgements. Executive hereby acknowledges that Executive has read this Separation Agreement and Release consisting of five (5) pages, 21 numbered paragraphs; that Executive has had a reasonable period of time within which to consider this Agreement and fully understands and accepts all of its terms of Executive’s own voluntary free will; that no promises or representations have been made other than as expressly stated herein; that Executive has been advised to consult with an attorney and had an adequate opportunity to discuss this document with an attorney and has done so or has voluntarily elected not to do so; and by executing this Agreement and accepting the considerations outlined herein from the Company, Executive will abide by the terms hereof.

Executive		Company

/s/ James Holbrook		By:	/s/ Robert V. Vitale
James L. Holbrook		Robert V. Vitale
Chief Executive Officer

Date:	3/13/15	Date:	3/13/15

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